LOAN AGREEMENT

        This LOAN AGREEMENT (the "Master Loan Agreement") is entered into as of December 5, 2005 between (a) MICHAEL H. TROSO, an individual principally residing in the State of Florida (individually, "Troso"), residing at 217 Sand Dollar Road, Indialantic, Florida 32903 and M. H. T. OF BREVARD, INC., a Florida corporation (individually, "MHT"), entitled to receive mail at 217 Sand Dollar Road, Indialantic, Florida 32903 (Troso and MHT are referred to as "Lender", when hereinafter referred to collectively), and (b) CARTOON ACQUISITION, INC., a United States corporation organized under the laws of the State of Delaware, entitled to receive mail at Post Office Box 202, Wyoming, New York 14591 ("Borrower"), with reference to the following facts:

W I T N E S S E T H,

WHEREAS,	Borrower is a United States corporation subject to the reporting requirements of section 13(a) or section 15(d) of the Securities
Exchange Act of 1934 (the "Exchange Act") and as such is required to file current, quarterly, annual, transitional, and special reports and schedules with the SEC (as such term is defined hereinbelow); and

WHEREAS,	on or about August 28, 2005, Borrower was delinquent in its reporting obligations to the SEC under the Exchange Act and was incapable to bear the fiscal responsibility to prepare or cause to be prepared its required reports and accounting, and was financially incapable of conducting its administrative affairs and business, and, thus,
Borrower's senior executive officer determined that Borrower was in need of obtaining a suitable capital or credit accommodation in order to complete its accounting, prepare and file its Exchange Act reports with the SEC, and continue to organize and develop its business; and

WHEREAS,	Borrower's chief executive officer was introduced to Troso and MHT;

WHEREAS,	Troso is an accredited investor who, independently and in the name of MHT, is engaged in the business of commercial and residential real property ownership and development in the State of Florida; and

WHEREAS,	MHT was formed and organized as a non-registered holding
company operating in the State of Florida and, as of the date hereof, is under the sole control and management of Troso; and

WHEREAS,	Lender is familiar with the risks involved in its undertaking of the credit accommodation and financings being extended to Borrower hereunder; and

WHEREAS,	After several initial discussions, Troso, and Troso acting through
MHT, agreed to provide one or more financings to Borrower in order to permit Borrower, and Borrower's management, to complete

Borrower's required Exchange Act reports and file them with the SEC, to permit Borrower to cause its statements of financial condition (both reviewed and audited forms of accounting) to be prepared, and, lastly, in general, to provide Borrower and Borrower's management with sufficient interim cash to further organize and develop
Borrower's business and plan of operations; and

WHEREAS,	Lender agreed to provide multiple financings to Borrower on a revolving, "as-needed", basis subject to certain repayment terms, which are set forth and published hereinunder and hereby; and

WHEREAS,	Lender has heretofore delivered certain advances to Borrower and to
Borrower's management for the purposes stated hereinabove;

NOW, THEREFORE, each of Troso, MHT, and Borrower agree to be subject to the terms and provisions contained hereinunder and other
documents relating to Lender's extension of a revolving credit accommodation to Borrower.

        In exchange for the valuable consideration received and to be received by each of Troso, MHT, and Borrower, the receipt and sufficiency of each of which is hereby acknowledged, respectively, the Parties (Troso, MHT, and Borrower when hereinafter referred to collectively) agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Master Loan Agreement, the following terms shall have the following definitions:

"Account" means a currently existing account, contract right, or other form of obligation owing to Borrower arising out of the sale or lease of any products or the rendition of services by Borrower, irrespective of whether earned by performance.

"Account Debtor" means any person who is or who may become obligated under, with respect to, or on account of an Account (as such term is defined below).

"Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of products or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

"Affiliate" means, as applied to any Person (as such term is defined hereinbelow), any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, or otherwise.

"Authorized Officer" means any officer of Borrower.

"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended, and any successor statute.

"Borrower" means Cartoon Acquisition, Inc., a United States corporation organized under the laws of the State of Delaware.

"Borrower's Books" means all of Borrower's books and records including: ledgers and records indicating, summarizing, or evidencing Borrower's properties or assets or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information.

"Borrower's Stock" means the common voting equity securities of Borrower, $0.0001 par value per share (the Borrower's common stock).

"Borrowing Base" has the meaning set forth in Section 2.1.

"Business Day" means any day which is not a Saturday, Sunday, or other day on which national banks or banks in the State of New York are authorized or required to close.

"Change of Control" shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), other than current stockholders of the Borrower and their Affiliates, directly or indirectly, or more than 90% of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors.

"Consolidated Current Assets" means, as of any date of determination, the aggregate amount of all current assets of Borrower and its subsidiaries less all prepaid expenses calculated on a consolidated basis that would, in accordance with GAAP (as such term is defined hereinbelow), be classified on a balance sheet as current assets.

"Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of all current liabilities of Borrower and its subsidiaries, calculated on a consolidated basis that would, in accordance with GAAP (as such term is defined hereinbelow), be classified on a balance sheet as current liabilities. For purposes of this definition, all advances outstanding under this

Master Loan Agreement shall be deemed to be current liabilities without regard to whether they would be deemed to be so under GAAP.

"Daily Balance" means the amount of an Obligation (as such term is defined hereinbelow) owed at the end of a given day.

"Early Termination Premium" has the meaning set forth in Section 3.5.

"Effective Date" means August 28, 2005.

"Event of Default" has the meaning set forth in Section 7.

"FEIN" means Federal Employer Identification Number.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

"Indebtedness" means: (a) all obligations of Borrower for borrowed money; (b) all obligations of Borrower evidenced by bonds, debentures, notes or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations under capital leases; (d) all obligations or liabilities of others secured by a lien or security interest on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed; and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

"Insolvency Proceeding" means any proceeding commenced by or against any Person (as such term is defined hereinbelow) under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

"IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

"Loan Documents" means this Master Loan Agreement, any note or notes executed by Borrower and payable to Lender, and any other agreement entered into in connection with this Master Loan Agreement.

"Master Loan Agreement" means this Loan Agreement and any extensions, riders, supplements, notes, amendments, or modifications to or in connection with this Loan Agreement.

"Maximum Amount" has the meaning set forth in Section 2.1.

"Obligations" means all loans, advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to Lender, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Lender to charge Borrower's loan account) owing by Borrower to Lender of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument or pursuant to any other agreement between Lender and Borrower, and irrespective of whether for the payment of money), being direct, absolute, due or to become due, now existing, and including all interest defined as the Default Rate not paid when due and all Lender Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

"Overadvance" has the meaning set forth in Section 2.2.

"Lender" has the meaning set forth in the preamble to this Master Loan Agreement.

"Lender Expenses" means all: reasonable costs or expenses required to be paid by Borrower under any of the Loan Documents that are paid or advanced by Lender; documentation and filing, fees incurred by Lender in connection with Lender transactions with Borrower; costs and expenses incurred by Lender in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Lender resulting from the dishonor of checks; costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents; reasonable costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents; Lender fees and costs and its reasonable attorney's fees, appraisal, recording and filing fees and costs incurred in documenting the loan facility represented by this Master Loan Agreement, all UP TO A MAXIMUM of $1,000 (One Thousand Dollars) in the aggregate for all foregoing Lender Expenses incurred on or prior to the Effective Date and subsequent to the Effective Date Lender reasonable attorney's fees and expenses incurred in connection with a "workout", a "restructuring", or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations, defending, or concerning the Loan Documents, irrespective of whether suit is brought.

"Permitted Liens" means: (a) liens and security interests held by Lender; (b) liens for unpaid taxes that are not yet due and payable; (c) liens and security interests previously entered into between (i) the Borrower and any other party or (ii) Randolph S. Hudson and any other party with respect to the Borrower's Stock; (d) purchase money security interests and liens of lessors under capital leases; (e) easements, rights of way, reservations, covenants, conditions, restrictions, zoning variances, and other similar encumbrances that do not materially interfere with the use or value of the property subject thereto; (f) obligations and duties as lessee under any lease existing on the date of this Master Loan Agreement; (g) mechanics', materialmen's, warehousemen's, or similar liens that arise by operation of law; (h) any lien subject to a Permitted Protest and (i) any lien not described in (a)-(h) above, and which lien does not materially interfere with the use and value of Property subject thereto and which lien is extinguished or satisfied within thirty (30) days.

"Permitted Protest" means the right of the Borrower to protest any lien, tax, rental payment, or other charge, other than any such lien or charge that secures the Obligations, provided (i) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (ii) Lender is reasonably satisfied that, while any such protest is pending, there will be no material impairment of the enforceability, validity, or priority of any of the liens or security interests of Lender in and to the property or assets of Borrower.

"Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

"SEC" means the United States Securities and Exchange Commission.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto.

Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

1.3 Construction. Unless the context of this Master Loan Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or". The words "hereof", "herein", "hereby", "hereunder", and similar terms in this Master Loan Agreement refer to this Master Loan Agreement as a whole and not to any particular provision of this Master Loan Agreement. Section, subsection, clause, schedule, and exhibit references are to this Master Loan Agreement unless otherwise specified. Any reference in this Master Loan Agreement or in the Loan Documents to this Master Loan Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

1.4 Schedules and Exhibits. All of the schedules and exhibits attached to this Master Loan Agreement, if any, shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.

2.1 Revolving Advances.

(a) Subject to the terms and conditions of this Master Loan Agreement, Lender agrees to make revolving advances to Borrower for the term of this Agreement in an amount at any one time outstanding not to exceed the Borrowing Base (as such term is defined hereinbelow). For purposes of this Master Loan Agreement, "Borrowing Base", as of any date of determination, shall mean (1) the amount of credit availability created by the deduction of current advances subtracted from the maximum Amount (as such terms is defined hereinbelow), or (2) $7,500.

(b) Lender shall have no obligation to make advances hereunder to the extent they would cause the outstanding Obligations to exceed Fifty Thousand Dollars ($50,000) ("Maximum Amount").

(c) Lender is authorized to make advances under this Master Loan Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Borrower. Borrower agrees to establish and maintain a single designated deposit account for the purpose of receiving the proceeds of the advances requested by Borrower and made by Lender hereunder. (The bank-to-bank wire instructions for such account are set forth and contained in Schedule "A" hereof.) Unless otherwise agreed by Lender and Borrower, in advance and in writing, any advance requested by Borrower and made by Lender hereunder shall be made to such designated deposit account.

2.2 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to Lender pursuant to Section 2.1 is greater than either the dollar or percentage limitations set forth in Section 2.1(b) (an "Overadvance"), Borrower immediately shall pay to Lender, in cash, the amount of such excess to be held by Lender as cash collateral to secure Borrower's obligation to repay Lender.

2.3 Interest: Rates, Payments, and Calculations.

(a) Interest Rate. All Obligations extended to Borrower by Lender hereunder shall not bear interest.

(b) Default Rate. All delinquent Obligations if not paid when due (as set forth in Section 2.3(c) shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a per annum rate equal to eight per cent (8%) per annum.

(c) Payment of Revolving Loan and Revolving Loan Notes. The revolving loan amounts, evidenced by the revolving loan notes issued to Lender by Borrower, shall be due and payable not later than five (5) days from the date of a definitive Change of Control of the Borrower. On such date, Borrower agrees to pay Lender on a "first funds out" basis for any amounts extended under this Master Loan Agreement, and for all revolving loan notes, Obligations, and Lender's Expenses originating herefrom or hereunder, and to direct Borrower's attorneys or accountants to disburse said funds in accordance with the terms of this Master Loan Agreement. Any unpaid amounts thereafter shall accrue interest at the Default Rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

2.4 Crediting Payments; Application of Collections. The receipt of any wire transfer of funds, check, or other item of payment by Lender immediately shall be applied to provisionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available Federal funds and is made to the appropriate deposit account of Lender or unless and until such check or other item of payment is honored when presented for payment. Should any check or item of payment not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and the Default Rate shall be applied accordingly.

2.5 Statements of Obligations. On a monthly basis, Lender shall render statements to Borrower of the Obligations, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, and such statements shall be presumed to be correct and accurate when acknowledged by Borrower in writing and, thereafter, shall constitute an account stated between Borrower and Lender unless, within five (5) days after receipt thereof by Borrower, Borrower shall deliver to Lender by registered or certified mail at its address specified in Section 10, written objection thereto describing the error or errors contained in any such statements.

2.6 Fees. Borrower shall pay to Lender the following fees:

(a) Closing Fee. There are no closing fees associated with the revolving loan, the loan advances, or this Master Loan Agreement between the Borrower and the Lender;

(b) Financial Examination, Documentation, and Appraisal Fees. The Lender is not entitled to any financial examination, documentation, or appraisal fees under the revolving loan, the loan advances, or this Master loan Agreement; and

(c) Servicing Fee. The Lender is not entitled to any servicing or processing fees in regard to the revolving loan, the loan advances, or this Master Loan Agreement.

2.7 Registration Rights. The Borrower does not extend Lender any registration rights under the terms of this Master Loan Agreement. Should the Lender elect to request the Borrower to register the evidences of indebtedness represented by this Master Loan Agreement, then it shall do so in a manner that will compensate the Borrower, the Borrower's management, the Borrower's attorneys, and the Borrower's accountant for any such registration, so as to permit the Borrower to not suffer any expense associated with any such registration of the indebtedness or notes hereunder.

3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to Initial Advance. The obligation of Lender to make the initial advance to Borrower in the amount of $8,267 is subject to the fulfillment, to the satisfaction of Lender and its counsel, of each of the following conditions on or before the Effective Date:

(a) the Effective Date shall be August 28, 2005, the date of the Borrower's first advance;

(b) Lender, at its expense and as its responsibility, shall have received searches reflecting the filing by Borrower of its SEC reports and filings;

(c) Lender shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

(1) Master Loan Agreement, and

(2) Borrowing Base Certificate (for initial advance),

(d) Lender, at its expense, shall have obtained copies of Borrower's Certificate of Incorporation, as amended, modified, or supplemented to the Effective Date; and

(e) All other documents and legal matters in connection with the transactions contemplated by this Master Loan Agreement shall have been delivered or executed or recorded and shall be in form and substance reasonably satisfactory to Lender and its counsel.

3.2 Conditions Precedent to All Advances. The following shall be conditions precedent to all advances hereunder:

(a) the representations and warranties contained in this Master Loan Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such advance as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b) no Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such advance nor shall either result from the making thereof; and

(c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such advance shall have been issued and remain in force by any governmental authority against Borrower, Lender, or any of their respective Affiliates.

3.3 Term. This Master Loan Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect for a term ending on the date that is five (5) months from the Effective Date. The foregoing notwithstanding, Lender shall have the right to terminate its obligations under this Master Loan Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4 Effect of Termination. On the date of termination, all Obligations immediately shall become due and payable without notice or demand. No termination of this Master Loan Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder until all Obligations have been fully and finally discharged and Lender obligation to provide advances hereunder is terminated.

3.5 Early Termination by Borrower. Borrower has the option, at any time upon ten (10) days prior written notice to Lender, to terminate this Master Loan Agreement by paying to Lender, in cash, the Obligations together with a premium (the "Early Termination Premium") equal to $1,000 (One Thousand Dollars) if termination occurs on or before last day of the fourth (4th) month after the Effective Date; provided, however, that Borrower shall have no obligation to pay Lender an Early Termination Premium if the monies used for prepayment of the Obligations are derived from any contribution of additional equity to Borrower (e.g., a public or private offering or addition credit accommodation from an unrelated third party), or in the event of such prepayment of this Master Loan Agreement in connection with a merger or an acquisition.

4. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Lender as follows:

4.1 Location of Principal Executive Office; FEIN. The principal executive office of Borrower is located at 14 Franklin Street, Suite 900, Rochester, New York, and, Borrower's FEIN is 20-0269287.

4.2 Due Organization and Qualification; Subsidiaries. Borrower is duly organized and existing and in good standing under the laws of the State of Delaware, and in good standing in, any other state or jurisdiction where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), or finances of Borrower. Borrower has one subsidiary named "Rochester Pasta and Sports, Inc.", which is a duly formed and validly existing New York corporation in good standing.

4.3 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's corporate powers, have been duly authorized, and are not in conflict with nor constitute a b reach of any provision contained in Borrower's Certificate of Incorporation, or By-laws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which its properties or assets may be bound to the extent that such agreement has or could be reasonably expected to have a material adverse effect on Borrower's business.

4.4 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower except for: (a) ongoing collection matters in which Borrower is the plaintiff and (b) matters arising after the date hereof that, if decided adversely to Borrower be reasonably expected to materially impair the prospect of repayment of the Obligations.

4.5 No Material Adverse Change in Financial Condition. All financial statements relating to Borrower that have been obtained by Lender solely from the SEC have been prepared in accordance with GAAP and fairly present Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended. As of the date hereof, there has not been a material adverse change in the financial condition of Borrower since the date of the latest financial statements submitted to Lender on or before the Effective Date. On the Effective Date, and as of the date of this Master Loan Agreement, Borrower was and is insolvent.

4.6 Solvency. Borrower is Insolvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Master Loan Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

4.7 Reliance by Lender; Cumulative. Each warranty and representation contained in this Master Loan Agreement automatically shall be deemed repeated with each advance and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The warranties and representations set forth herein shall be cumulative and in addition to any and all other written warranties and representations that Borrower now or hereafter shall give, or cause to be given, to Lender.

5. AFFIRMATIVE COVENANTS. Borrower covenants and agrees that, as long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Lender shall otherwise consent in writing, Borrower shall do all of the following:

5.1 Accounting System and Audits. Borrower shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to its business, which contain information as from time to time may be requested by Lender. Borrower also shall keep current in its audits by timely causing to be prepared quarterly financial statements prepared on a review basis and by timely causing to be prepared audited annual reports of its financial condition.

5.2 Schedules of Accounts. With such regularity as Lender shall require, Borrower shall provide Lender with schedules describing all Accounts.

5.3 Financial Statements, Reports, Certificates. Borrower agrees to deliver to Lender: (a) as soon as available, but in any event within thirty (30) days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and cash flow statement covering Borrower's operations during such period; and (b) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by Michael T. Studer, C. P. A., P.C., of Freeport, New York, the Borrower's certifying public accountant, or by such other independent certified public accountants reasonably acceptable to Lender and certified, with Public Company Accounting Oversight Board ("PCAOB") qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Lender stating that such accountants do not have knowledge of the existence of any event or condition constituting an Event of Default, or that would, with the passage of time or the giving of notice, constitute an Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, such accountants' letter to management. As Borrower is a parent company of one or more subsidiaries, or Affiliates, then, in addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.

5.4 SEC Filings and Reports. Lender, at its expense and as its option, shall also obtain Borrower's most recent Form 10-QSB Quarterly Report, Form 10-KSB

Annual Report, and any Form 8-K Current Reports that were filed within 30 (thirty) days prior to the Effective Date, and any other filings made by Borrower with the SEC, if any, from the SEC, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, in their capacity as shareholders.

Borrower shall have issued written instructions to its certifying public accountant and non-certifying accountant preventing them from communicating with Lender and advising them to not release to Lender whatever financial information concerning Borrower that Lender may request, due to rules and regulations promulgated and enacted by the SEC preventing the selective release, disclosure, and dissemination of non-public information, prior to the release by the registrant, which, in this case, is the Borrower.

5.5 Tax Returns. Borrower agrees to deliver to Lender copies of each of Borrower's future Federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

5.6 Taxes. Except to the extent that such assessments and taxes, due and payable by, imposed, levied or assessed against Borrower or any of its property is the subject of a Permitted Lien or Permitted Protest, all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency. Borrower shall make due and timely payment or deposit of all Federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Lender, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and Federal income taxes, and will, upon request, furnish Lender with proof reasonably satisfactory to Lender indicating that Borrower has made such payments or deposits.

5.7 No Setoffs or Counterclaims. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made with setoff and counterclaim and free and clear of, and without deduction or withholding for or on account of, any Federal, state, or local taxes.

5.8 Compliance with Laws. Borrower shall comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise) or finances of Borrower.

6. NEGATIVE COVENANTS. Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following without Lender prior written consent which shall not be unreasonably withhold:

6.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Master Loan Agreement;

(b) Indebtedness set forth in the latest financial statements of Borrower submitted to Lender on or prior to the Effective Date;

(c) Indebtedness secured by Permitted Liens;

(d) Refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 6.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Lender as those applicable to the refinanced Indebtedness; and

(e) Other Indebtedness not otherwise permitted by this Section 6.1 in an aggregate principal amount not to exceed $20,000 (Twenty Thousand Dollars) at any time, which may be obtained by Borrower from any source and used for any purpose deemed necessary by Borrower's Board of Directors.

6.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under Section 6.1(d) and so long as the replacement liens secure only those assets or property that secured the original Indebtedness).

6.3 Restrictions on Fundamental Changes. Convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the properties, assets, stock, or other evidence of beneficial ownership of Borrower.

6.4 Extraordinary Transactions and Disposal of Assets. Consummate any transaction not in the ordinary and usual course of Borrower's business, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's properties or assets (other than sales of Inventory to buyers in the ordinary course of Borrower's business as currently conducted).

6.5 Change Name. Change Borrower's name, FEIN, business structure, or identity.

6.6 Prepayments. Except in connection with a refinancing or a new credit accommodation permitted by Section 6.1(d), prepay any Indebtedness owing to any third Person, unless Borrower is ordered by operation of law, or, unless the failure to pay any such third person would cause a material adverse effect on Borrower, its assets, business, or plan of operations.

6.7 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.8 Expenditures. Make any capital expenditure, or any commitment therefor, in excess of $20,000 (Twenty Thousand Dollars) during the term of this Master Loan Agreement.

6.9 Suspension. Suspend or terminate a substantial portion of its business.

7. EVENTS OF DEFAULT. Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Master Loan Agreement:

7.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, Default Rate (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts, fees, and charges due Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations);

7.2 If Borrower fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Master Loan Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Lender in relation thereto, and such failure shall continue for thirty (30) days after becoming known to Borrower;

7.3 If there is a material impairment of the prospect of repayment of any portion of the Obligations owing to Lender;

7.4 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

7.5 If an Insolvency Proceeding is commenced by Borrower;

7.6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed with sixty (60) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligation to make additional advances hereunder; (d) a trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

7.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

7.8 If a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owning at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of borrower's properties or assets and the same is not paid on the payment date thereof;

7.9 If there is a default in any material agreement to which Borrower is a party with one or more third Persons resulting in a right by such third Persons, irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder;

7.10 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the

Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness; or

7.11 If any warranty, representation, statement, or report made to Lender by Borrower or any officer, employee, agent, or director of Borrower is materially false when made.

8. LENDER RIGHTS AND REMEDIES.

8.1 Rights and Remedies. Upon the occurrence and during the continuation, of an Event of Default Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Master Loan Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Master Loan Agreement, under any of the Loan Documents;

(c) Terminate this Master Loan Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting Lender rights and without affecting the Obligations;

(d) Without notice to or demand upon Borrower, make such payments and do such acts as Lender considers necessary or reasonable to protect its interests; and

(e) Hold, as cash collateral, any and all balances and deposits of Borrower held by Lender to secure the full and final repayment of all of the Obligations.

8.2 Remedies Not Cumulative. The Lender rights and remedies under this Master Loan Agreement, the Loan Documents, and all other agreements shall not be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

9. WAIVERS; INDEMNIFICATION.

9.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, and instruments at any time held by Lender on which Borrower may in any way be liable.

9.2 Indemnification. Borrower agrees to defend, indemnify, save, and hold Lender and its officers, employees, and agents (referred to herein as "Indemnified Persons") harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Master Loan Agreement or any other Loan Document, and (b) all losses (including reasonable attorneys fees and disbursements) in any way suffered, incurred, or paid by Lender as a result of or in any way arising out of, following, or consequential to the transactions contemplated by this Master Loan Agreement or any other Loan Document; provided, however, that the Borrower shall not be liable to any Indemnified Person, if there is a judicial determination that such losses, liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulted solely from the gross negligence or willful misconduct of an Indemnified Person. This provision shall survive the termination of this Master Loan Agreement.

10. NOTICES. Unless otherwise provided in this Master Loan Agreement, all notices or demands by any party relating to this Master Loan Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, by reputable overnight courier service, or by telecopier to Borrower or to Lender, as the case may be, at its address set forth below:

If to Borrower:	Cartoon Acquisition, Inc.
Post Office Box 202
Wyoming, New York 14591-0202

Telecopier: (585) 495-6907

If to Lender:	To Troso:	Michael H. Troso
217 Sand Dollar Road
Indialantic, Florida 32903

Telecopier: (321) 779-4015

	To MHT:	M. H. T. of Brevard, Inc.
217 Sand Dollar Road
Indialantic, Florida 32903

Telecopier: (321) 779-4015

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the others. All notices or demand sent in accordance with this Section 10, other than notices by Lender in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Lender in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telecopier or other similar method set forth above.

11. CHOICE OR LAW AND VENUE; JURY TRIAL WAIVER. THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL

MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CONFLICT OR LAWS PRINCIPLES. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE FEDERAL COURTS IN AND FOR THE SOUTHERN DISTRICT OF NEW YORK OR IN ANY OTHER COURT IN WHICH BORROWER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY OR OVER BORROWER'S FORMATION, EXISTENCE, ORGANIZATION, OR GOVERNANCE. LENDER HEREBY WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.

12. MISCELLANEOUS PROVISIONS.

12.1 Effectiveness. This Master Loan Agreement shall be binding and deemed effective when executed by Borrower and Lender.

12.2 Successors and Assigns. This Master Loan Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that none of the Parties may assign this Master Loan Agreement or any rights or duties hereunder without the prior written consent of each of the remaining Parties, and, any prohibited assignment shall be absolutely void. Any consent to an assignment by Lender shall release Borrower from its Obligations.

12.3 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Master Loan Agreement.

12.4 Interpretation. Neither this Master Loan Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower,

whether under any rule of construction or otherwise. On the contrary, this Master Loan Agreement has been reviewed by all Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties hereto.

12.5 Severability of Provisions. Each provision of this Master Loan Agreement shall be severable from every other provision of this Master Loan Agreement for the purpose of determining the legal enforceability of any specific provision.

12.6 Amendments in Writing. This Master Loan Agreement can only be amended by a writing signed by both Lender and Borrower.

12.7 No Negative Inference against Preparer. This Master Loan Agreement is the result of negotiations between the Parties, each of which is represented by counsel of their own choosing. All Parties shall be deemed to have drawn this Master Loan Agreement and no negative inference or interpretation shall be made by a court of competent jurisdiction, or by a mediator, against the party whose counsel drafted this Master Loan Agreement.

12.8 No Admission of Liability. Neither this Master Loan Agreement nor the negotiation, preparation, or submission hereof, shall be, or shall be deemed or construed to be (i) an admission of (a) any liability by any of the Parties, or (b) the validity of any claims; or (ii) the basis for any lawsuit or mediation other than an action to enforce, or to seek damages, for the breach of this Master Loan Agreement.

12.9 Status of Parties. By performing any of the services under this Master Loan Agreement, it shall be understood that each party is an independent organization, which is a distinct and separate legal entity from one another.

Nothing in this Master Loan Agreement shall be deemed to infer, imply, create, or constitute a partnership or a joint venture between (i) Lender and the Borrower, (ii) the Borrower and any subsidiary or affiliate of Lender, or (iii) both (i) and (ii), or any combination thereof.

12.10 Non-Solicitation. The transaction contemplated by this Master Loan Agreement, does not serve, and does not compel the Parties, to solicit the sale or purchase of any securities, which would be required to be registered with the SEC, the New York State Department of Law, Securities Bureau, or with any states' securities commissioner or department.

12.11 Counterparts; Telecopier Execution. This Master Loan Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Master Loan Agreement. Delivery of an executed

DEC 06,2005 02:19P 321-779-4015 page 1
DEC-6-2005 10:05A FROM:Hudson Companies R. S. Hudson TO:*80*8213217794015 P:3

counterpart of this Master Loan Agreement by telecopier shall be equally as effective as delivery of a manually executed counterpart of this Master Loan Agreement. Any party delivering an executed counterpart of this Master Loan Agreement by telecopier also shall deliver a manually executed counterpart of this Master Loan Agreement but the failure to deliver a manually executed counterpart of this Master Loan Agreement shall not affect the validity, enforceability, and binding effect of this Master Loan Agreement.

IN WITNESS WHEREOF, Lender and the Borrower have severally executed this Master Loan Agreement on December 5, 2005.

CARTOON ACQUISITION, INC.,
A Delaware Corporation ("Borrower")

By: Randolph S. Hudson
President

MICHAEL H. TROSO,
An Individual ("Troso")
("Lender")

Michael H. Troso

M. H. T. OF BREVARD, INC.
A Florida Corporation ("MHT")
("Lender")

By: Michael H. Troso
President

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DEC-6-2005 TUE 01:22PM ID:HUDSON COMPANIES PAGE:1

SCHEDULE "A"
Dedicated Account Bank-to-Bank Wire Instructions

The following is the account described in the account, which is dedicated for use by the
Lender to advance funds under that certain Master Loan Agreement to Borrower, as follows:

Pay to the Order of:	Transportation Alliance Bank, Inc.
Suite 200
4185 Harrison Boulevard
Ogden, Utah 84403
(800) 355-3063

ABA/Bank Routing No.	124 384 657

Credit to the Account of:	Randolph S. Hudson
Post Office Box 103
Wyoming, New York 14591-0103
(585) 495-6907

Account No.	XXX XXX 185

Memorandum:	Funds Delivery Pursuant to Master Loan
Agreement dated December 5, 2005.
Advance No.